[GRAPHIC  OMITED]

SpaceDev,  Inc.
December  8,  2005
Page  3

December  8,  2005

SpaceDev,  Inc.
13855  Stowe  Drive
Poway,  CA  92064

Re:     Merger  with  Starsys  Research  Corporation
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Ladies  and  Gentlemen:

     We have acted as counsel to SpaceDev, Inc., a Colorado corporation ("SpaceDev") in connection with the transactions contemplated in that certain Agreement and Plan of Reorganization ("Merger Agreement") dated as of October 24, 2005, by and among SpaceDev, Monoceros Acquisition Corp., a Colorado corporation and a direct wholly-owned subsidiary of SpaceDev ("Monoceros"), and Starsys Research Corporation, a Colorado corporation ("Starsys"). Terms with initial letters capitalized and not otherwise defined herein shall have the meanings ascribed to such terms by the Merger Agreement.

     For purposes of this opinion, we have relied upon the factual representations and statements of SpaceDev, Starsys and Monoceros set forth in the Merger Agreement and the Registration Statement on Form S-4 relating to the Merger filed with the United States Securities and Exchange Commission (the
"Registration Statement"), and the factual representations set forth in certificates of SpaceDev in forms of which copies have been provided to you. We have not undertaken any other investigation for purposes of this opinion.

     Also for purposes of this opinion, we have assumed (i) consummation of the Merger in accordance with the Merger Agreement and applicable state law, (ii) satisfaction of all covenants and conditions to obligations of parties to the Merger Agreement and ancillary written agreements (the "Merger Documents") without any waiver or amendment thereof, (iii) the Merger Documents are enforceable against all parties thereto in accordance with their terms and are not void or voidable, (iv) the parties to the Merger will not in the future take any discretionary action (including a decision not to act) permitted under the Merger Documents inconsistent with their representations and statements upon which we have relied as described above, (v) the parties to the Merger Documents will take all actions required or relevant for subsequent consummation of the Merger or performance of the Merger Documents and will act in accordance with (and will refrain from modifying, waiving or taking action that is forbidden by) the terms and conditions of the Merger Documents, (vi) the genuineness of all signatures, the authenticity of all documents submitted to us as originals or as copies of originals, the conformity to the originals of all documents submitted to us as copies and the legal capacity of all natural persons signing certificates, and (vii) the shares of Starsys Common Stock are capital assets in the hands of the holders thereof.

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     Based  upon  and  subject  to  the  foregoing and the limitations set forth below, the discussion regarding the status of the Merger as a reorganization under section 368(a)(1) of the Code contained in the Registration Statement under the caption "The Merger -- Material Federal Income Tax Consequences," subject to the limitations, qualifications and assumptions described therein, represents our opinion. Because this opinion is being delivered prior to the consummation of the proposed transactions described in the Registration Statement, it must be considered prospective and dependent upon future events.

     Our  opinion  is  subject  to  the  limitations  set  forth  below.

     1. This opinion represents only our legal judgment as to the probable outcome of the tax issues addressed therein and is not binding on the Internal Revenue Service, the United States Tax Court, or any other court. Our opinion is based on the Code, Treasury Regulations, judicial decisions and administrative pronouncements, all as in existence as of the date hereof. Future legislation, regulations, administrative pronouncements or court decisions may significantly change the law and materially affect the conclusion expressed herein or significantly alter the tax consequences of the Merger, possibly retroactively.

     2. This opinion addresses only the status of the Merger as a reorganization under Section 368(a) of the Code specifically and does not address any other federal, state, local or foreign tax consequences that may result to Starsys, SpaceDev, Monoceros, the Starsys Shareholders, or any other person from the Merger or any other transaction (including any transaction in connection with the Merger). This opinion does not purport to deal with all aspects of federal income taxation that may affect particular shareholders in light of their individual circumstances, and is not intended for shareholders subject to special treatment under the federal income tax law.

     3. This opinion may not be relied upon if the actual circumstances vary from the circumstances as set forth in the documents upon which we have relied as set forth above. Further, in the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect or inaccurate, our opinion might be adversely affected and may not be relied upon.

     4. This opinion speaks only as of the date hereof and we assume no obligation to advise you of changes in the law or fact that occur after the date of this opinion.

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     We  hereby  consent  to  the  filing  of  this opinion as an exhibit to the
Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                             Very  truly  yours,

                                 /s/  Sheppard  Mullin  Richter  &  Hampton  LLP
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                                      SHEPPARD  MULLIN  RICHTER  &  HAMPTON  LLP